As filed with the Securities and Exchange Commission on July 21, 2003

                                                 Registration No. 333-__________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            COLLEGE PARTNERSHIP, INC.
                            -------------------------
             (Exact Name of Registrant as Specified in its Charter)

               Nevada                                  84-1416023
   (State or Other Jurisdiction of       (IRS Employer Identification Number)
    Incorporation or Organization)

       333 South Allison Parkway, Suite 100, Lakewood, Colorado 80226-3115
       -------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                               2002 INCENTIVE PLAN

                           EMPLOYEE INCENTIVE PROGRAM
                           --------------------------
                            (Full Title of the Plans)

                                Douglas C. Rother
                            College Partnership, Inc.
                      333 South Allison Parkway, Suite 100
                          Lakewood, Colorado 80226-3115
                     (Name and Address of Agent for Service)
                                 (303) 804-0155
                     (Telephone Number of Agent for Service)

                        ---------------------------------

                                   COPIES TO:
                             Warren L. Troupe, Esq.
                             Morrison & Foerster LLP
                           370 17th Street, Suite 5200
                             Denver, Colorado 80202
                                 (303) 592-2255


                                      CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                 Proposed Maximum     Proposed Maximum
Title of Securities to be       Amount to be    Offering Price Per   Aggregate Offering         Amount of
        Registered             Registered (1)       Share (2)             Price (2)         Registration Fee
------------------------------------------------------------------------------------------------------------
 Common Stock, par value        1,764,360 (3)       $0.50 (3)             $882,180               $71.37
     $0.001 per share
 Common Stock, par value        1,235,640 (4)       $0.22 (4)             $271,840               $21.99
     $0.001 per share
 Common Stock, par value        1,595,640 (5)       $0.63 (5)            $1,005,253              $81.32
     $0.001 per share
                            -------------------                     ----------------------------------------
          Total                 4,595,640                                $2,159,273             $174.68
                            ===================                     ========================================

----------
     (1) Pursuant to Rule 416, for each of the amounts indicated, this registration statement also covers an indeterminate number of additional shares of Common Stock which may become available for issuance to cover possible adjustments under the aforementioned plan, for example, by reason of stock dividends, stock splits, recapitalizations or other similar transactions.
     (2) The proposed maximum offering price per share and maximum aggregate offering price are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).
     (3) These shares are offered pursuant to options that have already been granted under the 2002 Incentive Plan. Pursuant to Rule 457(h)(1), the filing fee for the 1,764,360 shares subject to options that have been granted is calculated based upon the weighted average of the exercise prices of such shares.
     (4) Pursuant to Rule 457(h)(1), the filing fee for the 1,235,640 shares subject to options or awards that have not yet been granted under the 2002 Incentive Plan is calculated based upon the average of the high and low prices of our common stock on July 14, 2003 as reported on the OTC Bulletin Board.
     (5) These shares are offered pursuant to options granted under compensation agreements with John J. Grace (295,455 shares), Dr. Janice A. Jones (295,455 shares), Douglas C. Rother (479,730 shares), David Russell (250,000 shares) and Timothy White (275,000 shares), which are collectively referred to herein as the "Employee Incentive Program". Pursuant to Rule 457(h)(1), the filing fee for the 1,595,640 shares subject to options that have been granted under the Employee Incentive Program is calculated based upon the weighted average of the exercise prices of such shares.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, all of which were previously filed by the registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), are hereby incorporated by reference:

     (1) The registrant's Annual Report on Form 10-KSB for the year ended July 31, 2002 filed with the Commission on October 30, 2002.

     (2) The registrant's Definitive Proxy Statement in connection with its Annual Meeting of Stockholders held on May 28, 2003 filed with the Commission on May 13, 2003.

     (3) The registrant's Quarterly Reports on Forms 10-QSB for the quarters ended October 31, 2002, January 31, 2003 and April 30, 2003 filed with the Commission on December 17, 2002, March 18, 2003 and June 16, 2003, respectively.

     (4) The description of the registrant's Common Stock, par value $0.001 per share, contained in the registrant's registration statement on Form SB-2 (File No. 333-66728) filed with the Commission on August 3, 2001.

     All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 78.7502 of the Nevada Revised Statutes the registrant has broad powers to indemnify its officers and directors and certain other persons against expenses in defense of a suit to which they are parties by reason of such office, so long as the persons conducted themselves in good faith and the persons reasonably believed that their conduct was in the registrant's best interests or not opposed to its best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The registrant's Articles of Incorporation and Bylaws provide for mandatory indemnification of its officers and directors to the fullest extent permissible by applicable law.

     The registrant also maintains standard policies of indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances.

ITEM 8. EXHIBITS

     The following exhibits are attached to this registration statement:


     EXHIBIT NO.                     DESCRIPTION
     -----------                     -----------

            5        Opinion of Andrew I. Telsey, P.C.
         23.1        Consent of Hein + Associates LLP
         23.2        Consent of Andrew I. Telsey, P.C. (included in Exhibit 5
                     hereto)
           24        Power of Attorney (included on signature page hereto)
           99        2002 Incentive Plan

     Pursuant to Instruction (2) under Item 8 of Form S-8, the registrant hereby undertakes that it will submit or has submitted the plan intended to be qualified under Section 401 of the Internal Revenue Code and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan.

ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) include any prospectus required by Section 10(a)(3) or the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) include any additional or changed material information on the plan of distribution;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood and the State of Colorado, on this July 21, 2003.

                                          COLLEGE PARTNERSHIP, INC.

                                          By: /s/ Douglas C. Rother
                                          -------------------------------
                                          Douglas C. Rother
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Douglas
C. Rother and John J. Grace, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                          TITLE                        DATE

/s/ Douglas C. Rother          Director, President and Chief       July 21, 2003
---------------------------    Executive Officer
Douglas C. Rother


/s/ John J. Grace              Director and Chief Financial        July 21, 2003
---------------------------    Officer
John J. Grace


/s/ Dr. Janice A. Jones        Director and Vice President         July 21, 2003
---------------------------    - Corporate Development
Janice A. Jones, Ph.D.


/s/ Vernon R. Alden            Director                            July 21, 2003
---------------------------
Vernon R. Alden


/s/ Rick N. Newton             Director                            July 21, 2003
---------------------------
Rick N. Newton


/s/ Wayne M. Ruting            Director                            July 21, 2003
---------------------------
Wayne M. Ruting

                                  EXHIBIT INDEX


    EXHIBIT NO.                         DESCRIPTION
    -----------                         -----------

            5        Opinion of Andrew I. Telsey, P.C.
         23.1        Consent of Hein + Associates LLP
         23.2        Consent of Andrew I. Telsey, P.C. (included in Exhibit 5
                     hereto)
           24        Power of Attorney (included on signature page hereto)
           99        2002 Incentive Plan